Exhibit 99.1

For Immediate Release
 Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

 (949) 234-1999
dickparsons@seychelle.com

Seychelle Announces commencing Sales Programs in Japan and the US
With Orders being Received for New Radiological Filters for Portable Water Filtration that Remove 100% of Major Nuclear Contaminants from Drinking Water

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – October 11, 2011—Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTC QB: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration products made  several important announcements today regarding its water filtration systems.

In June, Carl Palmer, President and CEO announced that Seychelle had developed a new filter to meet the concerns of a nuclear disaster similar to what occurred in Japan, where drinking water sources became contaminated with radioactive waste and by products.  The new filter removes 100% of Gross Beta, Radium 226, Uranium,Cesium 137, Strontium, Plutonium, Radioactive Iodine B1, and Radon 222, which are the major radioactive contaminants people should be concerned about. The new filter is now ready for sale in Japan, the US and other countries.

Mr. Palmer went on to say that “Seychelle has appointed a new distributor in Japan who specializes in disaster preparedness. This distributor is now making contacts at the wholesale and government levels. Additional distributors, who call on department and convenience stores, retail, mass merchandisers, military and direct TV have been contacted, and are anticipated to be marketing our products in the coming weeks”.

In the US, Seychelle has begun to sell its radiological filters through its established network of dealers and distributors, and through TV marketing. TV spots have already been created and are now being scheduled for release. Additionally, radiological filters can be purchased direct from Seychelles’s web site.  Initial pipeline orders to date just for the US have already totaled approximately $25,000!!!

Seychelle is also expanding its worldwide reach and distribution. Seychellle has signed up new distributors to cover Vietnam, Slovenia, Taiwan and the Czech Republic.  Seychelle bottles, straws and filters are now being sold in all US Wal-Mart stores and Costco on-line by distribution partners.

Seychelle has been long recognized as a world leader in portable water filtration. Its filter products in bottles, bags, pumps, water pitchers and pure water straws, have been sold to missionaries, militaries, faith-based groups, NGO’s, dealers and distributors in the US and  many foreign countries.  Over 4 million filters have been sold since inception in the late 1990’s.

         ”Seychelle Products are the Most Field and Laboratory Tested
         Products of Their Kind in the World”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources– the tap; rivers, streams, ponds or creeks.  The proprietary Seychelle Ionic Adsorption Micron Filter (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC QB: SYEV) is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,932,546 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The Company assumes no obligation to update the information in this press release.